UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): August 31, 2011

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12780 El Camino Real, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.02	Termination of a Material Agreement.

On August 31, 2011, Neurocrine Biosciences, Inc. (the “Company”) entered into a Separation and Transition Agreement (the “Separation Agreement”) with Margaret E. Valeur-Jensen, Ph.D., J.D., the Company’s Executive Vice President, General Counsel and Corporate Secretary, that supersedes and replaces the Amended and Restated Employment Agreement dated August 1, 2007, as most recently amended on December 15, 2010, between the Company and Dr. Valeur-Jensen (the “Employment Agreement”).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The severance benefits provided for in the Separation Agreement are substantially consistent with those provided for in the Employment Agreement.

Pursuant to the Separation Agreement, Dr. Valeur-Jensen will continue to be employed by the Company on a part-time basis as General Counsel and Corporate Secretary of the Company through at least March 31, 2012. During Dr. Valeur-Jensen’s part-time employment she shall receive a base salary at an annualized rate equal to $108,625, but shall not be eligible to earn any cash bonus or incentive cash compensation from the Company, nor shall she be eligible to participate in any Company-sponsored employee group health or welfare benefit program. Pursuant to the terms of the Separation Agreement, Dr. Valeur-Jensen will receive a severance payment equal to $740,625 payable in equal installments over a 15 month period commencing on the effective date of the Separation Agreement, and to the extent that Dr. Valeur-Jensen is eligible for and timely elects continued coverage under COBRA and elects conversion to an individual insurance policy upon the expiration of her eligibility for continuation coverage under COBRA, then the Company has agreed to pay the applicable insurance premiums necessary to continue the health insurance coverage in effect for Dr. Valeur-Jensen and her dependents until the earliest of (i) the expiration of Dr. Valeur-Jensen’s part-time employment with the Company or (ii) the date Dr. Valeur-Jensen enrolls in a health insurance plan offered by another employer (the “Initial Health Benefit Payment Period”). Following the Initial Health Benefit Payment Period, the Company has agreed to pay the health insurance premiums for Dr. Valeur-Jensen and her dependents during the 15 month period following the expiration of Dr. Valeur-Jensen’s part-time employment with the Company, provided that such obligation shall cease upon the earliest of (i) the expiration of the 15 month period following the expiration of Dr. Valeur-Jensen’s part-time employment with the Company or (ii) the date Dr. Valeur-Jensen enrolls in a health insurance plan offered by another employer. All equity awards previously granted to Dr. Valeur-Jensen shall immediately accelerate vesting with respect to that number of shares that would have vested over the 15 month period following the effective date of the Separation Agreement, and all such equity awards shall continue to vest in accordance with their current terms during such time as Dr. Valeur-Jensen continues to provide services to the Company. The Separation Agreement also provides that Dr. Valeur-Jensen will be granted a new restricted stock unit award covering 50,000 shares of the Company’s common stock, 25,000 shares of which will vest on February 25, 2012, and 25,000 shares of which will vest on August 25, 2012, which such vesting shall occur regardless of whether Dr. Valeur-Jensen is providing services to the Company on such dates. The Separation Agreement also contains a general release of claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 1, 2011	NEUROCRINE BIOSCIENCES, INC.

/s/ TIMOTHY P. COUGHLIN
Timothy P. Coughlin
Vice President and Chief Financial Officer